Exhibit (a)(1)(iii)

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,

TRUST COMPANIES AND OTHER NOMINEES

PARTNERRE LTD.

EXCHANGE OFFERS FOR

All Outstanding

6.50% Series D Cumulative Redeemable Preferred Shares, $1.00 par value (CUSIP No. G68603409)

For New

6.50% Series G Cumulative Redeemable Preferred Shares, $1.00 par value,

All Outstanding

7.25% Series E Cumulative Redeemable Preferred Shares, $1.00 par value (CUSIP No. G68603508)

For New

7.25% Series H Cumulative Redeemable Preferred Shares, $1.00 par value,

All Outstanding

5.875% Series F Non-Cumulative Redeemable Preferred Shares, $1.00 par value (CUSIP No. G68603128)

For New

5.875% Series I Non-Cumulative Redeemable Preferred Shares, $1.00 par value of

PartnerRe Ltd.

Pursuant to the Offering Memorandum dated April 1, 2016

THE EXCHANGE OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 29, 2016, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME FOR EACH EXCHANGE OFFER, AS MAY BE EXTENDED OR EARLIER TERMINATED, THE “EXPIRATION DATE”). TENDERS MAY NOT BE WITHDRAWN AFTER THE EXISTING PREFERRED SHARES HAVE BEEN ACCEPTED FOR EXCHANGE.

THERE ARE NO GUARANTEED DELIVERY PROCEDURES PROVIDED FOR BY US IN CONJUNCTION WITH THE EXCHANGE OFFERS.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

PartnerRe Ltd. (the “Company”), is offering to exchange (the “exchange offers”), upon the terms and subject to the conditions set forth in the offering memorandum dated April 1, 2016 (as it may be supplemented or amended from time to time, the “Offering Memorandum”) and the accompanying letter of transmittal (the “Letter of Transmittal”), any and all of the Company’s outstanding 6.50% Series D Cumulative Redeemable Preferred Shares, $1.00 par value (the “Series D Preferred Shares”) for the Company’s 6.50% Series G Cumulative Redeemable Preferred Shares, $1.00 par value (the “Series G Preferred Shares”), any and all of the Company’s outstanding 7.25% Series E Cumulative Redeemable Preferred Shares, $1.00 par value (the “Series E Preferred Shares”) for the Company’s 7.25% Series H Cumulative Redeemable Preferred Shares, $1.00 par value (the “Series H Preferred Shares”) and any and all of the Company’s outstanding 5.875% Series F Non-Cumulative Redeemable Preferred Shares, $1.00 par value (the “Series F Preferred Shares”) for the Company’s 5.875% Series I Non-Cumulative Redeemable Preferred Shares, $1.00 par value (the “Series I Preferred Shares”) (we collectively refer to Series D Preferred Shares, Series E Preferred Shares and Series F Preferred shares as “existing preferred shares” and to Series G Preferred Shares, Series H Preferred Shares and Series I Preferred Shares as “new preferred shares”).

Upon the terms and subject to the conditions set forth in the Offering Memorandum, dividends on new preferred shares will begin to accrue and, in the case of Series G Preferred Shares and Series H Preferred Shares, shall be fully cumulative from, March 1, 2016, which is the first day of the current dividend period of the existing preferred shares. If your existing preferred shares are validly tendered (and not validly withdrawn) and accepted for exchange, you will lose the right to receive any accrued dividends for past or current dividend periods on such existing preferred shares.

As set forth in the Offering Memorandum, the terms of each new preferred share will be identical in all material respects to the existing preferred shares, except that the new preferred shares will reflect, subject to certain exceptions, an extended redemption date of the fifth anniversary of the date of issuance of the new preferred shares. In addition, consistent with the restrictions set forth in the merger agreement (as defined in the Offering Memorandum), the certificates of designation of the new preferred shares will reflect a restriction providing that (subject to certain exceptions), following the issue date of the new preferred shares until December 31, 2020, Distributions (as defined below) with respect to any fiscal quarter shall be less than, in the aggregate, 67% of the Company’s net income (“Net Income”), as determined in accordance with United States generally accepted accounting principles, during such fiscal quarter (such amount, the “Distributable Amount”). Notwithstanding the foregoing, with respect to the first fiscal quarter immediately following March 18, 2016, the “Distributable Amount” shall be defined as the sum of (x) 67% of the Company’s Net Income during such fiscal quarter, plus (y) (A) 67% of the Company’s Net Income during the 2015 fiscal year, minus (B) the sum of (1) the aggregate amount of ordinary course quarterly cash dividends on the common shares paid during the 2015 fiscal year plus (2) the aggregate amount paid by the Company during the 2015 fiscal year to repurchase the common shares (the “Initial Distributable Amount”). If the Company does not make aggregate Distributions of all of the Distributable Amount during any fiscal quarter, such remaining amount shall carryover and be available for Distributions in subsequent fiscal quarters, regardless of the Company’s Net Income during such subsequent fiscal quarters. “Distributions” is defined to include (i) dividends or other distributions declared or paid or set apart for payment upon common shares or any other capital shares ranking junior to the preferred shares and (ii) the redemption, purchase or other acquisition of common shares or any other capital shares ranking junior to the preferred shares.

The foregoing description of the new preferred shares does not purport to be complete and is qualified in its entirety by reference to the Certificates of Designation. The Offering Memorandum more fully describes the exchange offers and the new preferred shares. Capitalized terms used but not defined herein have the respective meaning given to them in the Offering Memorandum.

We are requesting that you contact your clients for whom you hold existing preferred share regarding the exchange offers. For your information and for forwarding to your clients for whom you hold existing preferred shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offering Memorandum dated April 1, 2016;

2.	The Letter of Transmittal for your use and for the information of your clients;

3.	A form of letter that may be sent to your clients for whose account you hold existing preferred shares registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the exchange offers; and

4.	IRS Form W-9 and Instructions on IRS Form W-9.

Your prompt action is required. The exchange offers will expire at 5:00 p.m., New York City time on April 29, 2016, unless extended. Existing preferred shares tendered pursuant to the exchange offers may be withdrawn at any time at or prior to the expiration date.

To properly tender existing preferred shares, you must submit your acceptance via DTC’s ATOP system (as defined in “Terms of the Exchange Offers—Procedures for Tendering Existing Preferred Shares” in the Offering Memorandum) or complete, sign and mail the Letter of Transmittal to Computershare Trust Company, N.A. 250 Royall Street, Suite V, Canton, MA 02021, the conversion agent, prior to the expiration date. Additionally, the conversion agent must receive either a timely confirmation of book-entry transfer of the existing preferred shares or an agent’s message through DTC’s ATOP system, all in accordance with the instructions set forth in the Letter of Transmittal and the Offering Memorandum.

The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Offering Memorandum and the related documents to the beneficial owners of existing preferred shares held by such brokers, dealers, commercial banks and trust companies as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of existing preferred shares pursuant to the exchange offers, except as set forth in Instruction 5 of the Letter of Transmittal.

Any inquiries you may have with respect to the procedure for tendering existing preferred shares pursuant to the exchange offers, or requests for additional copies of the enclosed materials, should be directed to Okapi Partners LLC, the Information Agent for the exchange offers, toll-free at (877) 796-5274.

Very truly yours,

PARTNERRE LTD.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE CONVERSION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFERS, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING MEMORANDUM OR THE LETTER OF TRANSMITTAL.